Exhibit 99.1

Contacts:                 Pat Sheaffer or Ron Wysaske,
          Riverview Bancorp, Inc. 360-693-6650

Riverview Bancorp Increases Earnings to $854,000 in Fourth Quarter and $4.3 Million in Fiscal 2011,
Highlighted by Credit Quality Improvements, Balance Sheet Growth and Net Interest Margin Expansion

Vancouver, WA – May 5, 2011- Riverview Bancorp, Inc. (Nasdaq GSM: RVSB). (“Riverview” or the “Company”) today announced fourth quarter net income of $854,000, or $0.04 per diluted share, for the period ended March 31, 2011. This is Riverview’s fourth consecutive profitable quarter and is an increase from net income of $579,000 reported in the third fiscal quarter ended December 31, 2010. For all of fiscal 2011, Riverview earned $4.3 million, or $0.24 per diluted share compared to a net loss of $5.4 million, or $0.51 per diluted share, for fiscal 2010.

Credit quality continued to improve with non-performing loans (NPLs) decreasing 27.0% during the fourth quarter to $12.3 million. Riverview reduced the balance of NPLs by $23.7 million, or 65.8%, from the $36.0 million balance at March 31, 2010. In addition, real estate owned (REO) properties decreased during the quarter due to $3.4 million in REO sales, offset by just $536,000 in new properties acquired.

“As we continue to see positive trends in earnings, asset quality and capital levels, we are working hard to make the next year even better for clients, investors and the communities we serve,” said Pat Sheaffer, Chairman and CEO. “We have had four straight profitable quarters with positive operating results from earnings to capital and asset quality to customer deposits. We recognize that there are still challenges ahead as we work our way through the end of the current economic cycle. Riverview’s commitment to quality and attention to our core strengths as a client-focused, community bank with 88 years of investment in the region is getting us exactly where we want to go.”

Financial Statement Highlights (at or for the period ended March 31, 2011)

•
Income & Earnings: Earnings improved both on a linked-quarter and year-over-year basis. Net income was $854,000, or $0.04 per diluted share, for the fourth consecutive profitable quarter and an increase from $579,000 reported in the third fiscal quarter ended December 31, 2010.

•	Balance Sheet Growth: Net loans increased $12.5 million during the quarter. Increases were concentrated in both small business loans and quality single-family residential mortgages.

•	Net Interest Margin (NIM): NIM increased during the quarter and remained strong at 4.71%. Net interest income increased slightly from the fourth fiscal quarter ended March 31, 2010.

•
Non-Performing Loans: NPLs decreased to $12.3 million, or 1.79% of total loans, the lowest level in thirteen quarters. This compares to $16.9 million three months earlier and $36.0 million a year ago. In the fourth quarter, $5.3 million of loans were moved off of non-accrual status, while $724,000 of new loans were added.

•
Real Estate Owned Properties: REO decreased to $27.6 million from $30.7 million reported at the previous quarter ended December 31, 2010. The decrease is primarily due to the sale of existing properties and the slowdown of new problem credits.

•
Non-Interest Expense: Non-interest expense decreased to $8.6 million compared to $11.9 million in the fourth quarter of fiscal 2010 primarily due to a decrease in REO expenses, including write-downs on existing properties.

•
Cost of Deposits: Fifteenth consecutive quarter of reduction in cost of deposits. Deposit costs decreased by 10 basis points from the prior quarter and 50 basis points from the fourth quarter a year ago.

RVSB Fourth Quarter Fiscal 2011 Results
May 5, 2011

•	Capital/Liquidity: Increased total risk-based capital ratio to 14.61% and remains very well capitalized. Liquidity remains strong with no outstanding borrowings.

•	Recognized as one of Oregon’s 100 Best Places to Work 2011 by Oregon Business Magazine.

•	Named one of the Top 75 Corporate Philanthropists 2011 in Washington State by the Puget Sound Business Journal.

Credit Quality

“It is exciting to begin this next fiscal year anticipating continued growth, new offerings and specialized services such as our new Medical Banking division,” said Dave Dahlstrom, EVP and Chief Credit Officer. “We are optimistic that this very difficult credit cycle is subsiding. Many of the problem credits have worked through the collection and foreclosure process over the last 12 – 18 months and we are seeing a noticeable slowdown in the inflow of new problem credits.”

Asset quality continued to improve with non-performing assets (NPAs) declining $7.7 million, or 16.1%, during the fourth fiscal quarter 2011 to $39.9 million, or 4.65% of total assets, compared to $47.6 million, or 5.68% of total assets, at December 31, 2010. NPAs have decreased $19.5 million, or 32.9%, from their peak of $59.5 million, or 6.93% of total assets, at December 31, 2009. The ongoing effort to work NPAs down and move them through the collection process is resulting in continued positive trends in asset quality. NPLs decreased to $12.3 million at March 31, 2011 and represent 1.79% of total loans, down from 2.49% at December 31, 2010. This compares to $36.0 million, or 4.90% of total loans, at March 31, 2010. NPLs declined in all loan categories compared to both December 31, 2010 and March 31, 2010. Classified loans have also continued to decline.

This also marks the third consecutive quarter of declining balances of new loans added to non-accrual status. The consistently decreasing level of delinquent loans should result in a trend of fewer future transfers of new loans into non-accrual. REO decreased to $27.6 million at March 31, 2011 as a result of the steady liquidation of REO properties and the slowdown in new problem credits. During the quarter, Riverview sold properties totaling $3.4 million and has several additional properties that it expects will be sold before the end of June. During fiscal year 2011, Riverview recognized a total of $386,000 in gains on the sale of REO property, with more than $7.6 million in REO sales during the same period.

The allowance for loan losses was $15.0 million at March 31, 2011 representing 2.18% of total loans. The ratio of allowance for loan losses to non-performing loans increased to 121.46% at March 31, 2011. The provision for loan losses was $500,000 in the fourth quarter compared to $1.6 million in the preceding quarter and $5.9 million in the fourth quarter a year ago. Charge-offs for the fourth quarter totaled $3.0 million compared to $3.2 million in the prior quarter. Charge-offs during the quarter exceeded the provision for loan losses, due primarily to specific impairment reserves established by the Company in previous quarters being charged off during the current quarter.

Balance Sheet Review

New loan demand is starting to pick up with encouraging growth in total loans during the quarter despite the Company’s continued planned reductions in our land development and speculative construction loan portfolios. Net loans increased $12.5 million during the quarter to $672.6 million at March 31, 2011, compared to $660.1 million at December 31, 2010 and $712.8 million a year earlier.

Riverview continues to reduce its exposure to land development and speculative construction loans, reducing the balance of these portfolios to $71.7 million at March 31, 2011 compared to $75.1 million in the prior quarter and $105.4 million a year ago. Speculative construction loans declined $2.7 million from the preceding quarter to $16.5 million, and represent only 2.4% of the total loan portfolio while land development loans declined $718,000 from the prior quarter to $55.3 million and represent 8.0% of the total loan portfolio at March 31, 2011.

The commercial real estate (CRE) loan portfolio totaled $364.7 million as of March 31, 2011, of which 29% was owner-occupied and 71% was investor-owned. At March 31, 2011, the CRE portfolio contained four loans totaling $1.4 million

RVSB Fourth Quarter Fiscal 2011 Results
May 5, 2011

that were more than 90 days past due, representing 0.4% of the total CRE portfolio. There were three CRE loans delinquent 30 to 89 days at March 31, 2011 totaling $2.1 million, representing 0.6% of the total CRE portfolio. The Company recently completed a new round of stress testing on its CRE portfolio. The results of the testing continued to show no significant systemic problems within this portfolio.

Total deposits were $716.5 million at March 31, 2011, a $19.8 million increase compared to the preceding quarter end and a $28.5 million increase compared to a year ago. Non-interest bearing deposits increased $8.2 million during the quarter and currently accounts for 14.3% of total deposits, compared to 12.2% at March 31, 2010. Riverview currently has no wholesale brokered deposits or funding. The loan to deposit ratio was 96% at March 31, 2011 compared to 107% a year ago.

Net Interest Margin

Riverview’s net interest margin improved to 4.71% for the fourth quarter, which was an 11 basis point improvement compared to the preceding quarter and 17 basis points compared to the fourth quarter a year ago. The increase in the net interest margin continues to be the result of decreasing interest expense on deposits and disciplined loan pricing. The cost of deposits was 0.77% during the current quarter, a decrease of 10 basis points from the prior quarter and 50 basis points from the fourth quarter a year ago. For the year the net interest margin improved 25 basis points to 4.64%, compared to 4.39% for fiscal 2010.

Income Statement

“I am pleased to report on a full year of sustained profitability starting in the first quarter,” said Ron Wysaske, President and COO. “Our many achievements this year came about through hard work, focus, and our commitment to helping our customers achieve their financial goals. Examples include the lowest non-performing loan balance since March 2008 and the resulting decrease in non-interest expense, increases in capital, increases in deposits, and excellent liquidity.”

Fourth quarter net interest income was $8.7 million compared to $8.8 million in the preceding quarter and $8.6 million in the fourth quarter a year ago. For fiscal 2011, net interest income was $35.2 million, compared to $34.9 million for fiscal 2010. Operating revenue, which consists of net interest income plus non-interest income, was $10.4 million in the fourth quarter compared to $10.7 million in the prior linked quarter, and $10.4 million in the fourth quarter a year ago.

Non-interest income was $1.7 million in the fourth quarter compared to $1.9 million in the preceding quarter and $1.8 million in the fourth quarter a year ago. For all of fiscal 2011, non-interest income increased 8.6% to $7.9 million compared to $7.3 million for fiscal 2010. The increase from the prior year is primarily due to a $1.0 million impairment charge on an investment security in fiscal 2010.

Non-interest expense was $8.6 million in the fourth quarter compared to $8.3 million in the preceding quarter and $11.9 million in the fourth quarter a year ago. For all of fiscal 2011, non-interest expense improved to $31.5 million compared to $35.0 million for fiscal 2010.

Riverview Asset Management Corp. (“RAMCorp”), a trust company subsidiary of the Bank, increased its fee income 21.1% compared to the same quarter in the prior year. RAMCorp fee income totaled $2.1 million for fiscal year 2011 compared to $1.9 million in the same period last year. Assets under management increased 17.6% to $328 million at March 31, 2011 compared to $279 million a year earlier.

Capital and Liquidity

The Bank continues to maintain capital levels significantly in excess of the requirements to be categorized as “well capitalized” with a total risk-based capital ratio of 14.61% and a Tier 1 leverage ratio of 11.24% at March 31, 2011. The Company also has an additional $12 million in assets that could be used in the future to boost the Bank’s capital levels or support future growth.

Riverview’s total shareholders’ equity was $106.9 million at March 31, 2011. Book value was $4.76 per share and tangible book value was $3.59 per share at March 31, 2011. Since Riverview has not taken part in the US Treasury’s TARP/CPP program, all its shareholders’ equity is common stock. The Company’s tangible common equity ratio is 9.7%.

RVSB Fourth Quarter Fiscal 2011 Results
May 5, 2011

At March 31, 2011, the Bank had available liquidity of over $470 million, including more than $300 million of borrowing capacity from the Federal Home Loan Bank of Seattle and the Federal Reserve Bank of San Francisco, and $50 million from cash and short-term investments. As of March 31, 2011, the Bank had no outstanding borrowings.

Community Investment

Riverview has a long history of community involvement and investment. Last year, Riverview contributed over $200,000 in support of local health and children services, the arts, culture and education. However, the money is only part of the equation. Riverview’s annual food drive effort brought in the equivalent of 296,000 pounds of food for local food banks during 2010’s Winter Fill-A-Bag and Walk and Knock efforts, including a $5,500 contribution from Riverview. The Company was also recently recognized by the Puget Sound Business Journal’s 2011 list of Top 75 Corporate Philanthropists in the Puget Sound region. Riverview’s employee-owners contribute thousands of hours of their personal time to numerous local organizations, including more than 35 that have a Riverview representative on its Board of Directors. As youth sports coaches, chamber presidents, charity volunteers and participants in fund raising events, they personally give back to the community. It is this dedication and action that sets the Riverview family apart.

Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. Riverview believes that certain non-GAAP financial measures provide investors with information useful in understanding the company’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.

Financial measures that exclude intangible assets are non-GAAP measures. To provide investors with a broader understanding of capital adequacy, Riverview provided non-GAAP financial measures for tangible common equity, along with the GAAP measure. Tangible common equity is calculated as shareholders’ equity less goodwill and other intangible assets. In addition, tangible assets are total assets less goodwill and other intangible assets.

The following table provides reconciliations of ending shareholders’ equity (GAAP) to ending tangible shareholders’ equity (non-GAAP), and ending assets (GAAP) to ending tangible assets (non-GAAP).

	March 31,	Dec. 31,	March 31,
(Dollars in thousands)	2011	2010	2010

Shareholders’ equity	$106,944	$106,030	$83,934
Goodwill	25,572	25,572	25,572
Other intangible assets, net	615	665	823

Tangible shareholders’ equity	$80,757	$79,793	$57,539

Total assets	$859,263	$838,417	$837,953
Goodwill	25,572	25,572	25,572
Other intangible assets, net	615	665	823

Tangible assets	$833,076	$812,180	$811,558

About Riverview

Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon on the I-5 corridor. With assets of $859 million, it is the parent company of the 88 year-old Riverview Community Bank, as well as Riverview Asset Management Corp. There are 17 branches, including twelve in the Portland-Vancouver area and three lending centers. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail customers.

RVSB Fourth Quarter Fiscal 2011 Results
May 5, 2011

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995:This press release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to: the Company’s ability to raise common capital, the amount of capital it intends to raise and its intended use of that capital. The credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in the Company’s allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in the Company’s market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, the Company’s net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in the Company’s market areas; secondary market conditions for loans and the Company’s ability to sell loans in the secondary market; results of examinations of us by the Office of Thrift Supervision or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase the Company’s reserve for loan losses, write-down assets, change Riverview Community Bank’s regulatory capital position or affect the Company’s ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; the Company’s compliance with regulatory enforcement actions; we have entered into with the OTS and the possibility that our noncompliance could result in the imposition of additional enforcement actions and additional requirements or restrictions on our operations; legislative or regulatory changes that adversely affect the Company’s business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; the Company’s ability to attract and retain deposits; further increases in premiums for deposit insurance; the Company’s ability to control operating costs and expenses; the use of estimates in determining fair value of certain of the Company’s assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans on the Company’s balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect the Company’s workforce and potential associated charges; computer systems on which the Company depends could fail or experience a security breach; the Company’s ability to retain key members of its senior management team; costs and effects of litigation, including settlements and judgments; the Company’s ability to successfully integrate any assets, liabilities, customers, systems, and management personnel it may in the future acquire into its operations and the Company’s ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; the Company’s ability to pay dividends on its common stock; and interest or principal payments on its junior subordinated debentures; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services and the other risks described from time to time in our filings with the Securities and Exchange Commission.

The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2010 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

RVSB Fourth Quarter Fiscal 2011 Results
May 5, 2011

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
(In thousands, except share data) (Unaudited)	March 31, 2011	Dec. 31, 2010	March 31, 2010
ASSETS

Cash (including interest-earning accounts of $37,349, $27,548, and $3,384)	$51,752	$35,900	$13,587
Certificate of deposits	14,900	17,141	-
Loans held for sale	173	581	255
Investment securities held to maturity, at amortized cost	506	505	517
Investment securities available for sale, at fair value	6,320	6,255	6,802
Mortgage-backed securities held to maturity, at amortized	190	194	259
Mortgage-backed securities available for sale, at fair value	1,777	2,007	2,828
Loans receivable (net of allowance for loan losses of $14,968, $17,463 and $21,642)	672,609	660,075	712,837
Real estate and other pers. property owned	27,590	30,704	13,325
Prepaid expenses and other assets	5,887	6,206	7,934
Accrued interest receivable	2,523	2,498	2,849
Federal Home Loan Bank stock, at cost	7,350	7,350	7,350
Premises and equipment, net	16,100	15,655	16,487
Deferred income taxes, net	9,447	11,307	11,177
Mortgage servicing rights, net	396	423	509
Goodwill	25,572	25,572	25,572
Core deposit intangible, net	219	242	314
Bank owned life insurance	15,952	15,802	15,351

TOTAL ASSETS	$859,263	$838,417	$837,953

LIABILITIES AND EQUITY

LIABILITIES:
Deposit accounts	$716,530	$696,749	$688,048
Accrued expenses and other liabilities	9,396	9,697	6,833
Advance payments by borrowers for taxes and insurance	680	227	427
Federal Home Loan Bank advances	-	-	23,000
Federal Reserve Bank advances	-	-	10,000
Junior subordinated debentures	22,681	22,681	22,681
Capital lease obligation	2,567	2,578	2,610
Total liabilities	751,854	731,932	753,599

EQUITY:
Shareholders' equity
Serial preferred stock, $.01 par value; 250,000 authorized,
issued and outstanding, none	-	-	-
Common stock, $.01 par value; 50,000,000 authorized,
March 31, 2011 – 22,471,890 issued and outstanding;	225	225	109
December 31, 2010 – 22,471,890 issued and outstanding;
March 31, 2010 – 10,923,773 issued and outstanding;
Additional paid-in capital	65,639	65,642	46,948
Retained earnings	43,193	42,339	38,878
Unearned shares issued to employee stock ownership trust	(696)	(722)	(799)
Accumulated other comprehensive loss	(1,417)	(1,454)	(1,202)
Total shareholders’ equity	106,944	106,030	83,934

Noncontrolling interest	465	455	420
Total equity	107,409	106,485	84,354

TOTAL LIABILITIES AND EQUITY	$859,263	$838,417	$837,953

RVSB Fourth Quarter Fiscal 2011 Results
May 5, 2011

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Operations
	Three Months Ended			Twelve Months Ended
(In thousands, except share data) (Unaudited)	March 31, 2011	Dec. 31, 2010	March 31, 2010	March 31, 2011	March 31, 2010
INTEREST INCOME:
Interest and fees on loans receivable	$ 10,239	$ 10,593	$ 10,950	$ 42,697	$ 45,675
Interest on investment securities-taxable	49	28	47	164	267
Interest on investment securities-non taxable	12	14	15	55	104
Interest on mortgage-backed securities	18	21	29	88	136
Other interest and dividends	70	77	17	210	80
Total interest income	10,388	10,733	11,058	43,214	46,262

INTEREST EXPENSE:
Interest on deposits	1,337	1,567	2,102	6,569	9,635
Interest on borrowings	364	359	389	1,483	1,741
Total interest expense	1,701	1,926	2,491	8,052	11,376
Net interest income	8,687	8,807	8,567	35,162	34,886
Less provision for loan losses	500	1,600	5,850	5,075	15,900

Net interest income after provision for loan losses	8,187	7,207	2,717	30,087	18,986

NON-INTEREST INCOME:
Fees and service charges	916	955	997	4,047	4,513
Asset management fees	546	520	451	2,079	1,885
Gain on sale of loans held for sale	54	96	175	393	887
Impairment of investment security	-	-	(88)	-	(1,003)
Bank owned life insurance income	150	151	147	601	603
Other	73	142	164	769	381
Total non-interest income	1,739	1,864	1,846	7,889	7,266

NON-INTEREST EXPENSE:
Salaries and employee benefits	4,601	4,090	4,021	16,716	15,326
Occupancy and depreciation	1,180	1,208	1,123	4,677	4,814
Data processing	293	274	252	1,067	957
Amortization of core deposit intangible	24	23	27	96	111
Advertising and marketing expense	172	187	105	749	627
FDIC insurance premium	400	402	394	1,640	1,912
State and local taxes	136	184	326	638	732
Telecommunications	111	105	104	428	440
Professional fees	352	311	391	1,310	1,317
Real estate owned expenses	634	897	4,634	1,817	6,421
Other	663	572	549	2,358	2,316
Total non-interest expense	8,566	8,253	11,926	31,496	34,973

INCOME (LOSS) BEFORE INCOME TAXES	1,360	818	(7,363)	6,480	(8,721)
PROVISION (BENEFIT) FOR INCOME TAXES	506	239	(2,660)	2,165	(3,277)
NET INCOME (LOSS)	$ 854	$ 579	$ (4,703)	$ 4,315	$ (5,444)

Earnings (loss) per common share:
Basic	$ 0.04	$ 0.03	$ (0.44)	$ 0.24	$ (0.51)
Diluted	$ 0.04	$ 0.03	$ (0.44)	$ 0.24	$ (0.51)
Weighted average number of shares outstanding:
Basic	22,302,538	22,296,378	10,729,788	18,341,191	10,720,525
Diluted	22,302,538	22,297,043	10,729,788	18,341,308	10,720,525

RVSB Fourth Quarter Fiscal 2011 Results
May 5, 2011

(Dollars in thousands)	At or for the three months ended			At or for the twelve months ended
	March 31, 2011	Dec. 31, 2010	March 31, 2010	March 31, 2011	March 31, 2010
AVERAGE BALANCES
Average interest–earning assets	$748,907	$760,826	$766,159	$758,847	$796,166
Average interest-bearing liabilities	639,503	645,014	686,175	649,342	697,081
Net average earning assets	109,404	115,812	79,984	109,505	99,085
Average loans	685,507	692,025	736,850	703,861	759,490
Average deposits	705,456	711,305	672,852	708,169	666,181
Average equity	108,114	107,728	89,849	100,643	90,746
Average tangible equity	81,896	81,443	63,429	74,337	64,280

ASSET QUALITY	March 31, 2011	Dec. 31, 2010	March 31, 2010
Non-performing loans	12,323	16,879	36,011
Non-performing loans to total loans	1.79%	2.49%	4.90%
Real estate/repossessed assets owned	27,590	30,704	13,325
Non-performing assets	39,913	47,583	49,336
Non-performing assets to total assets	4.65%	5.68%	5.89%
Net loan charge-offs in the quarter	2,995	3,166	2,437
Net charge-offs in the quarter/average net loans	1.77%	1.82%	1.34%

Allowance for loan losses	14,968	17,463	21,642
Allowance for loan losses and unfunded loan
commitments	15,134	17,634	21,827
Average interest-earning assets to average
interest-bearing liabilities	117.11%	117.95%	111.66%
Allowance for loan losses to
non-performing loans	121.46%	103.46%	60.10%
Allowance for loan losses to total loans	2.18%	2.58%	2.95%
Allowance for loan losses and
unfunded loan commitments to total loans	2.20%	2.60%	2.97%
Shareholders’ equity to assets	12.45%	12.65%	10.02%

LOAN MIX	March 31, 2011	Dec. 31, 2010	March 31, 2010
Commercial and construction
Commercial	$ 85,511	$ 85,768	$ 108,368
Other real estate mortgage	461,955	454,058	459,178
Real estate construction	27,385	32,870	75,456
Total commercial and construction	574,851	572,696	643,002
Consumer
Real estate one-to-four family	110,437	102,488	88,861
Other installment	2,289	2,354	2,616
Total consumer	112,726	104,842	91,477

Total loans	687,577	677,538	734,479

Less:
Allowance for loan losses	14,968	17,463	21,642
Loans receivable, net	$ 672,609	$ 660,075	$ 712,837

RVSB Fourth Quarter Fiscal 2011 Results
May 5, 2011

COMPOSITION OF COMMERCIAL AND CONSTRUCTION LOANS

		Commercial		Commercial
		Real Estate	Real Estate	& Construction
	Commercial	Mortgage	Construction	Total
March 31, 2011		(Dollars in thousands)
Commercial	$ 85,511	$ -	$ -	$ 85,511
Commercial construction	-	-	8,608	8,608
Office buildings	-	95,529	-	95,529
Warehouse/industrial	-	49,627	-	49,627
Retail/shopping centers/strip malls	-	85,719	-	85,719
Assisted living facilities	-	35,162	-	35,162
Single purpose facilities	-	98,651	-	98,651
Land	-	55,258	-	55,258
Multi-family	-	42,009	-	42,009
One-to-four family	-	-	18,777	18,777
Total	$ 85,511	$ 461,955	$ 27,385	$ 574,851

March 31, 2010	(Dollars in thousands)
Commercial	$ 108,368	$ -	$ -	$ 108,368
Commercial construction	-	-	40,017	40,017
Office buildings	-	90,000	-	90,000
Warehouse/industrial	-	46,731	-	46,731
Retail/shopping centers/strip malls	-	80,982	-	80,982
Assisted living facilities	-	39,604	-	39,604
Single purpose facilities	-	93,866	-	93,866
Land	-	74,779	-	74,779
Multi-family	-	33,216	-	33,216
One-to-four family	-	-	35,439	35,439
Total	$ 108,368	$ 459,178	$ 75,456	$ 643,002

(Dollars in thousands)

DEPOSIT MIX	March 31, 2011	Dec. 31, 2010	March 31, 2010

Interest checking	$ 77,399	$ 78,327	$ 70,837
Regular savings	37,231	34,913	32,131
Money market deposit accounts	236,321	216,155	209,580
Non-interest checking	102,429	94,269	83,794
Certificates of deposit	263,150	273,085	291,706
Total deposits	$ 716,530	$ 696,749	$ 688,048

RVSB Fourth Quarter Fiscal 2011 Results
May 5, 2011

DETAIL OF NON-PERFORMING ASSETS

	Northwest	Other	Southwest	Other
	Oregon	Oregon	Washington	Washington	Other	Total
March 31, 2011			(dollars in thousands)
Non-performing assets

Commercial	$ 339	$ 776	$ 1,756	$ -	$ -	$ 2,871
Commercial real estate	-	634	751	-	-	1,385
Land	-	-	1,525	-	1,379	2,904
Multi-family	-	-	-	-	-	-
Commercial construction	-	-	-	-	-	-
One-to-four family construction	2,118	2,088	-	-	-	4,206
Real estate one-to-four family	-	310	647	-	-	957
Consumer	-	-	-	-	-	-
Total non-performing loans	2,457	3,808	4,679	-	1,379	12,323

REO	4,023	8,657	11,017	3,893	-	27,590

Total non-performing assets	$ 6,480	$ 12,465	$ 15,696	$ 3,893	$ 1,379	$ 39,913

DETAIL OF SPEC CONSTRUCTION AND LAND DEVELOPMENT LOANS

	Northwest	Other	Southwest	Other
	Oregon	Oregon	Washington	Washington	Other	Total
March 31, 2011			(dollars in thousands)
Land and Spec Construction Loans

Land Development Loans	$ 6,074	$ 4,159	$ 36,183	$ -	$ 8,842	$ 55,258
Spec Construction Loans	2,118	8,491	5,716	149	-	16,474

Total Land and Spec Construction	$ 8,192	$ 12,650	$ 41,899	$ 149	$ 8,842	$ 71,732

RVSB Fourth Quarter Fiscal 2011 Results
May 5, 2011

	At or for the three months ended			At or for the twelve months ended
SELECTED OPERATING DATA	March 31, 2011	Dec. 31, 2010	March 31, 2010	March 31, 2011	March 31, 2010

Efficiency ratio (4)	82.16%	77.34%	114.53%	73.16%	82.97%
Coverage ratio (6)	101.41%	106.71%	71.83%	111.64%	99.75%
Return on average assets (1)	0.41%	0.27%	-2.22%	0.51%	-0.62%
Return on average equity (1)	3.20%	2.13%	-21.23%	4.29%	-6.00%
Average rate earned on interest-earned assets	5.63%	5.60%	5.86%	5.70%	5.82%
Average rate paid on interest-bearing liabilities	1.08%	1.18%	1.47%	1.24%	1.63%
Spread (7)	4.55%	4.42%	4.39%	4.46%	4.19%
Net interest margin	4.71%	4.60%	4.54%	4.64%	4.39%

PER SHARE DATA
Basic earnings per share (2)	$ 0.04	$ 0.03	$ (0.44)	$ 0.24	$ (0.51)
Diluted earnings per share (3)	0.04	0.03	(0.44)	0.24	(0.51)
Book value per share (5)	4.76	4.72	7.68	4.76	7.68
Tangible book value per share (5)	3.59	3.55	5.27	3.59	5.27
Market price per share:
High for the period	$ 3.21	$ 2.80	$ 2.94	$ 3.81	$ 4.32
Low for the period	2.69	2.00	2.21	1.73	2.21
Close for period end	3.04	2.72	2.30	3.04	2.30
Cash dividends declared per share	-	-	-	-	-

Average number of shares outstanding:
Basic (2)	22,302,538	22,296,378	10,729,788	18,341,191	10,720,525
Diluted (3)	22,302,538	22,297,043	10,729,788	18,341,308	10,720,525

(1)	Amounts for the quarterly periods are annualized.
(2)	Amounts exclude ESOP shares not committed to be released.
(3)	Amounts exclude ESOP shares not committed to be released and include common stock equivalents.
(4)	Non-interest expense divided by net interest income and non-interest income.
(5)	Amounts calculated based on shareholders’ equity and include ESOP shares not committed to be released.
(6)	Net interest income divided by non-interest expense.
(7)	Yield on interest-earning assets less cost of funds on interest bearing liabilities.

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